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                                                                      Exhibit 16
                                                                      ----------


November 27, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Pre-Effective Amendment No. 2 to Registration Statement on Form S-1 for Ocean West Holding Corporation


Gentlemen:

We have read the "Experts" section on page 57 of the Prospectus, which is part of this Pre-Effective Amendment No. 2 to Registration Statement on Form S-1 for Ocean West Holding Corporation and are in agreement with the statements contained in the third paragraph therein inasmuch as they relate to the resignation of our firm as auditors of Ocean West Enterprises, Inc. on August 22, 2000.



/s/ Corbin & Wertz


CORBIN & WERTZ

Irvine, California